Exhibit 99.1
                                    SUNBEAM

FOR IMMEDIATE RELEASE
---------------------


                SUNBEAM SUCCESSFULLY EMERGES FROM CHAPTER 11 AS A
                     STRONGER, MORE COMPETITIVE ENTERPRISE

      CORPORATE PARENT RENAMED AMERICAN HOUSEHOLD, INC.; OWNS AND OPERATES
         THE COLEMAN COMPANY, SUNBEAM PRODUCTS AND FIRST ALERT/POWERMATE

   CEO JERRY W. LEVIN HAS MADE PERSONAL INVESTMENT IN AMERICAN HOUSEHOLD,INC.

BOCA RATON, FLORIDA, DECEMBER 18, 2002 - Sunbeam Corporation announced today that the Company and its domestic subsidiaries have successfully emerged from the chapter 11 process as a stronger, more competitive enterprise. The name of Sunbeam Corporation has been changed to American Household, Inc. The Company will continue to be operated through three separate subsidiaries, each owned by American Household, Inc.: The Coleman Company, Inc.; Sunbeam Products, Inc.; and First Alert/Powermate, Inc. Jerry W. Levin is Chairman and Chief Executive Officer of American Household and Chairman of each subsidiary and will be making an investment in the Company.

Jerry W. Levin said, "This is the positive outcome that we've all been working so hard to achieve. First and foremost, I want to thank all our dedicated employees who stayed focused on our goal. I also want to extend my sincere thanks to the vendors and customers who gave their support and cooperation. I am very pleased that we have emerged from chapter 11 as a stronger, more competitive enterprise."

The Company and its operating businesses intend to leverage their strong brands
- including Sunbeam(R), Oster(R), Mr. Coffee(R), Health o meter(R), Coleman(R), First Alert(R), Powermate(R) and Campingaz(R) - and the consumer demand for their high quality, innovative products to maintain their market leadership and to move forward vigorously as a private company. The Company's current financial structure and more efficient and effective operations provide a firm foundation for future growth and profitability.

The Coleman Company, Inc. manufactures and distributes a wide range of outdoor products for camping and leisure-time activities globally under the Coleman, Campingaz and other brands. Bill Phillips is President and Chief Executive Officer of The Coleman Company, Inc.

Sunbeam Products Inc. designs, manufactures and markets products globally under the Sunbeam, Mr. Coffee, Oster, Health o meter and other brands. Andrew Hill is President and Chief Executive Officer of Sunbeam Products.

First Alert/Powermate, Inc., manufactures both portable and standby generators, air compressors and pressure washers under the Coleman Powermate and other brands and smoke detectors, carbon monoxide detectors, fire extinguishers and other home safety devices under the First Alert, BRK Electronics and other brands. Gwen Wisler is President and Chief Executive Officer of First Alert/Powermate, Inc.

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Media Contacts:
---------------
Mark Baker                     Jeanne Abi-Nader
212-484-7780                   212-484-7954
mbaker@rlmnet.com              jabinader@rlmnet.com